Exhibit 10.1

PRESS RELEASE

Magic Software Appoints Hadas Gazit-Kaiser as its
Chief Financial Officer

Or Yehuda, Israel, January 5, 2009 - Magic Software Enterprises Ltd. (NASDAQ: MGIC), a leading provider of application platforms, and business and process integration solutions, today announced that Mr. David Zigdon, its Chief Financial Officer (CFO) has stepped down from his position. Ms. Gazit-Kaiser, a board member of Magic Software, replaces Mr. Zigdon as the Company's CFO.

Ms. Gazit-Kaiser joins Magic Software from Emblaze, an affiliate company of Magic Software, where she has served as the CFO since December 2006. Prior to that, Ms. Gazit-Kaiser served as the Vice President Finance of Emblaze and the CFO of Emblaze Mobile. Prior to joining Emblaze, Mrs. Gazit-Kaiser was a member of TTI Telecom International (NASDAQ:TTIL) where she came after acting as a manager at Ernst & Young Global (Kost, Forer Gabbay & Kasierer). Ms. Gazit-Kaiser holds a BA in Economics and Accounting and an MBA degree in Finance, both from Tel Aviv University, and is a Certified Public Accountant in Israel.

"I would like to thank David for his contribution to Magic Software," said Guy Bernstein, Active Chairman of Magic Software. "David played an important part in defining our 2008 financial focus and in ensuring profitability over the past year."

"I am pleased to welcome Hadas to her new role," added Mr. Bernstein. “She brings with her a great deal of financial leadership experience as well as hands-on knowledge of Magic Software’s business from her previous role. Hadas will have a key role in implementing our short-term and longer-term strategic and financial goals. I am confident that Hadas will be a significant and valuable addition to our team,” concluded Mr. Bernstein.

About Magic Software
Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a leading provider of multiple-mode application platform solutions – including Full Client, Rich Internet Applications (RIA) or Software-as-a-Service (SaaS) modes - and business and process integration solutions.  Magic Software has offices in 10 countries and a presence in over 50, as well as a global network of ISV’s, system integrators, value-added distributors and resellers, and consulting and OEM partners.  The company’s award-winning code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities.  Magic Software’s technological approach, product roadmap and corporate strategy are recognized by leading industry analysts. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle.  For more information about Magic Software Enterprises and its products and services, visit www.magicsoftware.com.

Magic Software is a subsidiary of Formula Systems in the Emblaze Group of companies.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Contacts:
Amit Birk, VP
General Counsel and Corporate Secretary
Magic Software Enterprises Ltd.
Tel. +972 3 538 9292